UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2022

MEGA MATRIX CORP.

(Exact name of registrant as specified in our charter)

Delaware	001-13387	94-3263974
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 El Camino Real, Bldg. 4, Suite 200, Palo Alto, CA	94306
(Address of Principal Executive Offices)	(Zip Code)

(650) 340-1888

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	MTMT	NYSE American Exchange LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth under Item 5.02 below is incorporated by reference into this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On September 16, 2022, the Board of Directors (the “Board”) of Mega Matrix Corp. (the “Company”) received the resignation of Ms. Florence Ng as Chief Operating Officer and director, effective as of September 30, 2022, in connection with a termination agreement dated September 16, 2022 (the “Termination Agreement”) entered into by the Company with Ms. Ng. Pursuant to the terms of the Termination Agreement, the Company and Ms. Ng mutually agreed to terminate Ms. Ng’s employment agreement dated October 1, 2021 with the Company, as amended on November 1, 2021 and March 25, 2022 (the “Employment Agreement”) and Ms. Ng will resign from her positions with the Company, including as Chief Operating Officer and director, to be effective as of September 30, 2022. Ms. Ng also agreed to a release of any and all claims against the Company, its subsidiaries, affiliates and related parties which in any way relate to Ms. Ng’s employment and association with the Company in exchange for a release of any and all claims by the Company in favor of Ms. Ng. Ms. Ng’s resignation is for personal reasons and not due to any disagreement with the Company’s management team or the Company’s Board on any matter relating to the operations, policies or practices of the Company or any issues regarding the Company’s accounting policies or practices.

On September 16, 2022, the Company entered into a consulting agreement with Ms. Ng (the “Ng Consulting Agreement”) for a term of two years beginning on October 1, 2022 and ending on September 30, 2024. Under the Ng Consulting Agreement, Ms. Ng will receive monthly payments in the amount of $13,750 in connection with certain consulting services to be provided by Ms. Ng to the Company. In addition, on September 16, 2022, the Company entered into a consulting agreement (the “FNC Consulting Agreement”) with FNC Advisory Limited (“FNC”), of which Ms. Ng is its director, for a term of one year ending on September 30, 2023. Under the FNC Consulting Agreement, FNC will provide the Company certain consulting services as set forth in the FNC Consulting Agreement for a fixed fee of $142,800, which shall be paid in full by the Company to FNC on October 3, 2022.

The foregoing summary of the terms of the Termination Agreement, the Ng Consulting Agreement, and the FNC Consulting Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to the full text of the Termination Agreement, the Ng Consulting Agreement, and the FNC Consulting Agreement, which are filed as Exhibits 10.1, 10.2 and 10.3 respectively to this Current Report on Form 8-K and incorporated by reference in this Item 5.02.

(c) On September 16, 2022, the Board appointed the Company’s current financial manager, Mr. Yunheng (Brad) Zhang, as Chief Operating Officer of the Company, to be effective as of October 1, 2022. Mr. Zhang will continue to receive his existing annual salary of $90,000 in connection with his appointment as Chief Operating Officer.

Yunheng (Brad) Zhang, age 30. Mr. Zhang served as the financial manager of the Company from October 2021 to September 2022. Prior to joining the Company, Mr. Zhang was a product manager with Nengfan Technology Co. from 2020 to 2021. Mr. Zhang also served as the financial accountant of Midea Australia, an appliance company, from December 2018 to November 2019. Mr. Zhang received his master’s degree in professional accounting from Monash University in Australia in 2018 and received his bachelor’s degree in product quality engineering from Xinhua University.

(d) In addition, on September 16, 2022, to fill the vacancy created by Ms. Ng’s resignation, the Board elected Mr. Zhang to the Board, to be effective as of October 1, 2022. Mr. Zhang will be appointed as a member of the Company’s Executive Committee. Mr. Zhang will not receive any compensation for his service as a director.

There are no arrangements or understandings with any other person pursuant to which Mr. Zhang was appointed as a director or Chief Operating Officer of the Company. There are also no family relationships between Mr. Zhang and any of the Company’s directors or executive officers. Except as disclosed in this Current Report on Form 8-K, Mr. Zhang has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Termination Agreement by and between Mega Matrix Corp. and Florence Ng, dated September 16, 2022
10.2	Consulting Agreement by and between Mega Matrix Corp. and Florence Ng, dated September 16, 2022
10.3	Consulting Agreement by and between Mega Matrix Corp. and FNC Advisory Limited, dated September 16, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mega Matrix Corp.

	By:	/s/ Yucheng Hu
Yucheng Hu
Chief Executive Officer

Dated: September 21, 2022

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